  Exhibit 99.1

YGYI’s CLR Roasters Lands 5 Year Contract Worth Estimated $250 Million
Over 41 Million Pounds to be Shipped Annually

SAN DIEGO, July 31, 2018 /PRNewswire/   --   Youngevity International, Inc. (YGYI), a leading omni-direct liftestyle company, announced today that its wholly owned subsidiary, CLR Roasters, has entered into a 5-year contract for the sale and processing of over 41 million pounds of green coffee on an annual basis. Based on current coffee prices and coffee futures it is estimated that this contract will generate revenues in excess of $50 million dollars per year for each year of the 5-year contract. The purchaser of the coffee is a major coffee importer and exporter with over 7 decades of industry experience and supply to many of the largest coffee brands in the industry. The relationship with the distribution partner was established with CLR Roasters when they began their green coffee distribution and processing business just four years ago and has been growing steadily each year. Revenue for this contract covers the period 2019 through 2023 with first shipments to begin in January of 2019.

The contract is predominantly for strictly high grown washed Nicaraguan conventional coffees, however, the contract provides that a significant portion may come from various certified coffees including, Organic, Direct trade, Rain Forest Alliance, UTZ, Bird Friendly, and Siles Family Plantation Group’s (another YGYI wholly owned subsidiary) recently obtained Starbucks C.A.F.E. Practices certification. Pursuant to the contract, coffees will be shipped to the various USA, Canadian, and European ports and the contract will be governed by the Green Coffee Association of NY rules and practices.

"We are very excited to have established a relationship that would yield such a significant contract for our coffee business and business at large. Ernesto Aguila, President of CLR Roasters, and Marisol Siles who leads our wholly owned subsidiary, Siles Family Plantation Group, along with our partnership with Alain Hernandez of H&H Export Group are the primary catalysts in bringing this opportunity to our business.” stated Dave Briskie, President and CFO of Youngevity. “This type of long-term contract is what we envisioned when we outlined a plan to build scalable coffee operations across multiple vertical segments. The length of the contract will provide us the stability necessary to continually scale and expand operations in Nicaragua.”
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Marisol Siles, President of Siles Family Plantation Group, stated, “We have worked tirelessly over the last several years to build a dependable and long term supply relationship with our local producer partners. It is gratifying to now be positioned to provide and deliver on a contract of this size over the next 5 years that we expect will not only provide value to shareholders, but provide significant employment opportunities for the region of Matagalpa, Nicaragua.”

Steve Wallach, Chief Executive Officer of Youngevity, the parent company that owns all coffee subsidiaries stated, "We have invested millions of dollars in our coffee operations with our sights on creating value for our business. A contract of this size is the accomplishment and hard work of many and should provide significant employment opportunities for many more.”

The company estimates that initially it will be hiring approximately 1000 workers to begin processing the coffee. The new hires will begin work starting the end of August and are planned to scale to full capacity by the end of 2018.

Estimated revenues for the 41 million pounds of green coffee to be sold and processed under the contract are based on the current coffee prices and coffee futures as priced on ino.com as of the close of the market on Friday July, 27, 2018.

About CLR Roaster

Youngevity's coffee manufacturing division, CLR Roasters, was established in 2001 and is a wholly-owned subsidiary. CLR Roasters is a full-sized coffee roaster that produces gourmet coffees under its own boutique brands -- Café La Rica®, Josie's Java House®, and Javalution®; manufactures a variety of private labels for major national chains; and for the direct selling channel under Youngevity International. The company remains one of the largest suppliers in North America to the cruise line industry. CLR was the first entrant into the fortified coffee niche with its Youngevity JavaFit® brand. In May 2014, CLR acquired a coffee plantation and processing facility in Nicaragua, allowing the entity to control coffee production and quality -- from field to cup.

About Youngevity International, Inc.

Youngevity International, Inc. ( NASDAQ: YGYI ), is a leading omni-direct lifestyle company -- offering a hybrid of the direct selling business model, that also offers e-commerce and the power of social selling. Assembling a virtual Main Street of products and services under one corporate entity, Youngevity offers proven products from the six top-selling retail categories: health/nutrition, home/family, food/beverage (including coffee), spa/beauty, apparel/jewelry, as well as innovative services. The Company was formed during the summer 2011 merger of Youngevity Essential Life Sciences with Javalution® Coffee Company (now part of the company's food and beverage division). The resulting company became Youngevity International, Inc. in July 2013. For investor information, please visit YGYI.com. For general information on products and services, please visit us at youngevity.com. Keep up with our activities by liking us on Facebook and following us on Twitter.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions, and includes statements regarding the estimate that the sale and processing contract will generate revenues in excess of $50 million dollars per year for each year of the 5 year contract, first shipments beginning January of 2019, the contract providing the stability necessary to continue to scale and expand operations in Nicaragua, the contract providing value to shareholders and significant employment opportunities for the region of Matagalpa, Nicaragua., plans to scale to full capacity by the end of 2018, These forward-looking statements are based on management's expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, our ability to generate revenues in excess of $50 million dollars per year for each year of the 5 year contract, our ability to commence first shipments in January of 2019, our ability to continue to scale and expand operations in Nicaragua, our ability to provide value to shareholders and significant employment opportunities under the contract, our ability to implement our plans to scale to full capacity by the end of 2018, , our ability to continue our financial performance and the other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2017 and our subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.